Exhibit 22(p)(iv)

                                 CODE OF ETHICS
                     OF CITCO MUTUAL FUND DISTRIBUTORS, INC.
                    As Amended and Restated January 30, 2004


I.    Introduction

This Code of Ethics has been adopted by Citco Mutual Fund Distributors, Inc. ("CMFD") in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a client of CMFD ("Client") may abuse their duties to that Client, and to deal with other types of conflict-of-interest situations to which the Rule is addressed.

The Rule makes it "unlawful" for certain persons who have affiliations with CMFD to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by a Client. This Code of Ethics is intended to establish policies and procedures designed to insure that persons subject to this Code of Ethics and the Rule do not use any information concerning the investments or investment intentions of a Client, or his or her ability to influence such investment related information, for personal gain or in a manner detrimental to the interests of CMFD and such Client.

II.   Principles

This Code of Ethics acknowledges the general principles that CMFD personnel:

have the duty at all times to place the interests of any Client first;
must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person's position of trust and responsibility; and should not take inappropriate advantage of their positions in relation to any Client.

III.  Definitions (as used herein)

"Access Person" means:

CMFD registered representatives that are employed by CMFD's parent company, Citco Mutual Fund Services, Inc., as identified on Exhibit A hereto.

"Beneficial Interest" means:

any interest by which an Access Person or any member of his or her immediate family (i.e., relative by blood or marriage) living in the same household, can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a


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security, except such interests as Clearing Officers shall determine to be too remote for the purpose of this Code of Ethics. A transaction in which an Access Person acquires or disposes of a security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a "personal securities" transaction or as a transaction for the person's "own account."

At the written request of a person subject to this Code of Ethics, the Clearing Officers, in their sole discretion or with the advice of counsel, may from time to time issue written interpretations as to whether an Access Person has a "Beneficial Interest" in a security or a transaction, and whether a transaction is or would be considered to be a "personal securities" transaction or a transaction "for the person's own" account for purposes of the reporting requirements under this Code. Any such written interpretations shall be included in an appendix attached to and incorporated by reference into this Code of Ethics, and may be relied upon solely by the person seeking such interpretations.

"Clearing Officers" means any two individuals employed by Citco Mutual Fund Services, Inc., parent company of CMFD (listed in Exhibit B), who are not:

 parties to the transaction;
related by blood or marriage to a party to the transaction; and interested in or affiliated persons of the issuer of the securities at issue.

"Covered Security" means:

all stock, debt obligations and other instruments, including any warrant or option to acquire or sell a security, and financial futures contracts, except that it does not include:

Direct obligations of the Government of the United States;

Banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and

Shares issued by open-end funds other than shares issued by a Client.

References to a "Security" in this Code of Ethics shall include exchange traded funds, any warrant for, option in, or security convertible into that Security.

"Fund" means an investment company registered under the Act, and includes any Client.

IV.   General Prohibitions

The specific provisions and reporting requirements of the Rule and this Code of Ethics are concerned primarily with those investment activities of Access Persons who are associated with a Fund and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Fund.


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The Rule makes it "unlawful" to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by a Client. Accordingly, under the Rule and this Code of Ethics, no Access Person shall use any information concerning the investments or investment intentions of a Client, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Client.

In addition, no Access Person shall, directly or indirectly in connection with the purchase or sale of a "security held or to be acquired" by a Client:

employ any device, scheme or artifice to defraud a Client; or

make to a Client or CMFD any untrue statement of material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

engage in any manipulative practice with respect to a Client.

V.    Prohibited Transactions and Other Matters

A. No Access Person may purchase or sell any Security in which he or she has or thereby acquires Beneficial Ownership with actual knowledge that, at the same time, such security is "being considered for purchase or sale" by the Company or that such security is the subject of an outstanding purchase or sale order on behalf of the Company.

B. Gifts

An Access Person may not accept any gift or other thing with a value of more than $100 from any person or entity that does business with or on behalf of the Company and/or the Adviser (including, but not limited to, broker-dealers that trade or make markets in portfolio securities bought and sold by or on behalf of the Company, the Company's auditor, or the Company's printer).

C. Service as a Director to Other Public Companies

An Access Person may not serve on the board of directors of any publicly traded company without the prior written consent of the Clearing Officers.

VI.   Exempt Transactions

Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:


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Purchases, sales or other acquisitions or dispositions of Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control;

Purchases, sales or other acquisitions or dispositions of securities which are not eligible for purchase or sale by any Client;

Involuntary purchases or sales;

Purchases which are part of an automatic dividend reinvestment plan; and

Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights;

VII.  Reporting of Securities Transactions

A.  Reporting Requirements of Access Persons

Reports Required: Unless specifically excepted by other provisions of this Code of Ethics, every Access Person must provide to the Administrator of this Code of Ethics the following reports:

Initial Holdings Reports- Not later than ten (10) days after a person becomes an Access Person, such person shall complete, sign and deliver to the Administrator of this Code of Ethics an Initial Holdings Report, a form of which is attached to this Code of Ethics as Schedule A.

Quarterly Transaction Reports- Not later than ten (10) days after the end of each calendar quarter, each Access Person shall make a written report ("Quarterly Transaction Report"), a form of which is attached to this Code of Ethics as Schedule B, to the Administrator of this Code of Ethics, which;

With respect to any transaction during the previous calendar quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership, contains the following information:

The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

The price of the Covered Security at which the transaction was effected;

The name of the broker, dealer or bank with or through which the transaction was effected; and

The date that the report is submitted by the Access Person.


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With respect to any account established by the Access Person in which any securities were held during the previous quarter for the direct or indirect benefit or the Access Person, contains the following information:

The name of the broker, dealer or bank with whom the Access Person established the account;

The date the account was established; and

The date that the report is submitted by the Access Person.

Annual Holding Reports - Not later than thirty (30) days after December 31st of each year, each Access Person shall make a written report, a form of which is attached to this Code of Ethics as Schedule C ("Annual Holdings Report"), to the Administrator of this Code of Ethics, which:

Sets forth the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; Sets forth the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; Contains the date that the report is submitted by the Access Person; and States that the information contained in the Annual Holdings Report is current as of a date not greater than thirty (30) days prior to the date the report was submitted.

(d) Annual Certification - Each Access Person shall certify annually that he or she has (i) read and understands the Code and that he or she is subject to the Code, (ii) complied with the requirements of the Code and (iii) disclosed all personal securities transactions and holdings required to be disclosed or reported pursuant to the Code.

B. Exemptions from Reporting

A person need not make an Initial or Annual Holdings Report with respect to transactions or holdings effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

An Access Person need not make a Quarterly Transaction Report if the Report would duplicate information contained in broker trade confirmations or account statements received by the Administrator with respect to the Access Person for the applicable quarterly reporting period, but only if such broker trade confirmations or account statements contain ALL of the information required to be reported in the Quarterly Transaction Reports.

C.  Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by CMFD to facilitate the reporting process does not change or alter that responsibility.


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D.  Where to File Report

All reports must be filed with the Administrator of this Code of Ethics.

VIII. Confidentiality of Client Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course of a Client's business, all information concerning Securities "being considered for purchase or sale" by a Client shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy found by him or her to the Board of Directors of a Client or any committee appointed by the Board to deal with such information.

IX.   Sanctions

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by CMFD as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics which may include suspension or termination of employment, a letter of censure and/or disgorgement of an amount equal to the difference between the price paid or received by the Client and the more advantageous price paid or received by the offending person.

X.    Administration and Construction

The administration of this Code of Ethics shall be the responsibility of the "Administrator" of this Code of Ethics. The Administrator shall designate a "Responsible Person" to perform the duties required of the Administrator of this Code.

The duties of such Administrator shall include:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment;

(2) Providing each Access Person a copy of this Code of Ethics and informing them of their duties and obligations there under, and assuring that employees who are not Access Persons are familiar with applicable requirements of this Code of Ethics;

(3) Supervising the implementation of this Code of Ethics and the enforcement of the terms hereof;

(4) Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

(5) Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by a Client;


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(6) Determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code of Ethics;

(7) Issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation of this Code of Ethics which may appear consistent with the objectives of the Rule and of this Code of Ethics;

(8) Conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code of Ethics to the Board of Directors of a Client or any Committee appointed by them to deal with such information;

(9) Upon request, submitting a quarterly report to Clients containing a description of any violation and the sanction imposed; transactions which suggest a possibility of a violation, and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics.

(10) Upon request, submitting an annual certification to Clients that CMFD has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

XI.   Required Records

The Administrator shall maintain or cause to be maintained in an easily accessible place, the following records:

(A) A copy of this and any other Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years;

(B) A record of any violation of such Codes of Ethics and of any action taken as a result of such violation;

(C) A copy of each report made by the Administrator within two (2) years from the end of the fiscal year of CMFD in which such report and interpretation is made or issued and for an additional three (3) years in a place which need not be easily accessible;

(D) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics; and

(E) A copy of all Initial Holdings Reports, Quarterly Transactions Reports, and Annual Holdings Reports submitted within the last five (5) years, the first two
(2) years in an easily accessible place.

XII.  Amendments and Modifications

Clients shall be notified of any amendments or modifications to this Code of Ethics.


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